Exhibit 4.8

SELECTICA, INC.

NOTICE OF GRANT OF STOCK OPTION

Selectica, Inc. (the “Company”) has granted you an option (the “Option”) to purchase certain shares of Stock of the Company. The Option has been granted outside of the Selectica, Inc. 2015 Equity Incentive Plan (the “Plan”) and is subject to the attached Non-Plan Stock Option Agreement (the “Non-Plan Stock Option Agreement”); however, as set forth in the Non-Plan Stock Option Agreement, certain provisions set forth in the Plan are incorporated by reference for purposes of administering and interpreting this Option.

Optionee:
Date of Grant:	July 31, 2015
Number of Option Shares:	____________, subject to adjustment as provided by the Option Agreement.
Exercise Price:	US$4.32
Initial Vesting Date:	July 31, 2016
Option Expiration Date:	July 31, 2025. This Option expires earlier if your Service terminates earlier, as described in the Non-Plan Stock Option Agreement.
Tax Status of Option (US Tax Status):	Nonstatutory Stock Option
Vested Shares:

Except as provided in the Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio
	Prior to Initial Vesting Date	0
	On Initial Vesting Date, provided your Service has not terminated prior to such date	1/4
	Plus, for each additional month of Service from Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/48

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and you agree that the Option is governed by this Grant Notice and by the provisions of the Non-Plan Stock Option Agreement, which is made a part of this document. You represent that you have read and are familiar with the provisions of the Non-Plan Stock Option Agreement, and hereby accept the Option subject to all of its terms and conditions.

You understand that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand and agree that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described herein or may change the electronic mail address to which such documents are to be delivered at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you understand and agree that you are not required to consent to electronic delivery of documents described herein.

SELECTICA, INC.		OPTIONEE

By:
Name:		Signature
Title:
Date
Address:	2121 South El Camino Real, 10th Floor
	San Mateo, CA 94403	Address

Selectica, Inc.

Non-Plan Stock Option Agreement

Tax Treatment

For US tax purposes, this Option is intended to be a Nonstatutory Stock Option, as provided in the Notice of Stock Option Grant, and is not intended to qualify as an Incentive Stock Option under section 422 of the Code. Please consult a personal tax advisor for tax implications in your country.

Non-Plan Grant

This Option is being granted outside of the Plan. However, as set forth below, unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan. In addition, certain provisions set forth in the Plan shall govern the terms, administration, and interpretation of this Option (collectively, the defined terms and provisions are referred to as the “Applicable Plan Provisions”). For purposes of this Non-Plan Stock Option Agreement, the following Sections of the Plan, as in effect on the Date of Grant, are hereby incorporated by reference: Sections 2, 3 (other than Section 3.4), 4.4, 6, 12 (other than Section 12.3), 13, 14, 15, and 17, and shall be considered Applicable Plan Provisions for purposes of the Option.

Vesting

This Option becomes vested and exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable as follows in the event that the Company is subject to a Change in Control:

•

This Option becomes exercisable in full at the time of the Change in Control unless this Option (a) remains outstanding after the Change in Control, (b) is assumed by the Acquiror, or (c) is replaced by the Acquiror with an award that has substantially the same terms. The determination of whether a replacement award has substantially the same terms as this option will be made by the Committee, and its determination will be final, binding and conclusive.

•

If the preceding paragraph does not apply, and if you are subject to an employment or other service or severance arrangement providing for accelerated vesting of your options, then the provisions of such agreement shall govern.

This Option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term

This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination

If your Service terminates for any reason except death or Disability, then this Option will expire at the close of business at Company headquarters on the date three months after your Service termination date. The Company determines when your Service terminates, as well as the effect of such termination, for this purpose.

Death	If you die before your Service terminates, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability	If your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

Leaves of Absence and Part-Time Work

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. However, your Service terminates when the approved leave ends, unless you immediately return to active work. In addition, the provisions set forth in Section 2.1(aaa) shall govern the treatment of any leave period.

Notwithstanding the foregoing, if you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing the proper exercise form as described below. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Method of Exercise

Exercise of this Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by you in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that you are not authorized or are unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by you and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state your election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to your investment intent with respect to such shares as may be required pursuant to the provisions of this Non-Plan Stock Option Agreement. Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth above and must be accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Exercise Price.

Payment of Exercise Price

Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Company and subject to the limitations contained below, by means of (1) a Cashless Exercise, (2) a Net-Exercise, or (3) a Stock Tender Exercise; or (iii) by any combination of the foregoing.

The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Exercise Price through any of the means described below, notwithstanding that such program or procedures may be available to others:

(i)     Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to shares of Stock acquired upon the exercise of the Option in an amount not less than the aggregate Exercise Price for such shares (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).

(ii)    Net-Exercise. A “Net-Exercise” means the delivery of a properly executed Exercise Notice electing a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to the Participant upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) you shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued. Following a Net-Exercise, the number of shares remaining subject to the Option, if any, shall be reduced by the sum of (1) the net number of shares issued to you upon such exercise, and (2) the number of shares deducted by the Company for payment of the aggregate Exercise Price.

(iii)   Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed Exercise Notice accompanied by (1) your tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) your payment to the Company in cash of the remaining balance of such aggregate Exercise Price not satisfied by such shares’ Fair Market Value. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

Withholding Taxes and Stock Withholding

At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by a Participating Company, you hereby authorize withholding from payroll and any other amounts payable to you, and you otherwise agree to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company Group, if any, which arise in connection with the Option or subsequent sale of shares (“Tax Obligations”). The Company shall have no obligation to deliver shares of Stock until the Tax Obligations of the Participating Company Group have been satisfied by you. You acknowledge and agree that the ultimate liability for all Tax Obligations is and remains your responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the option and (b) does not commit to structure the terms of the grant or any other aspect of the option to reduce or eliminate your liability for Tax Obligations.

In addition, the Company shall have the right, but not the obligation, to require you to satisfy all or any portion of a Participating Company’s tax withholding obligations upon exercise of the Option by deducting from the shares of Stock otherwise issuable to you upon such exercise a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

Restrictions on Resale

You agree not to sell any Option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

Service and Employment Conditions	In accepting the option, you acknowledge and agree as follows:

	●	Any notice period mandated under applicable law shall not be treated as Service for the purpose of determining the vesting of the Option; and your right to vesting of shares in settlement of the Option after termination of Service, if any, will be measured by the date of termination of your active Service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether your Service has terminated and the effective date of such termination.

	●	The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

	●	All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

	●	Your receipt of the Option shall not create a right to further Service with the Company or any of its parents or subsidiaries and shall not interfere with the ability of with the Company or its parents or subsidiaries to terminate your Service at any time, with or without cause, subject to applicable law.

	●	You are voluntarily participating in the Option.

	●	The Option is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to the Company or any parent or subsidiary, and which is outside the scope of your employment contract, if any.

	●	The Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

	●	The Option grant will not be interpreted to form an employment contract or relationship with any subsidiary or parent of the Company.

	●	The future value of the underlying shares of stock is unknown and cannot be predicted with certainty. The value of the shares of stock may increase or decrease.

	●	No claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the option or shares and you irrevocably release the Company and its parents and subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Non-Plan Stock Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.

Data Privacy Consent

You understand and agree that the Company and its parent(s) or subsidiaries may collect, where permissible under applicable law, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan or the Option. You understand and agree that Company may transfer your Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in your country. You understand and agree that the Company will transfer your Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and the Option. You understand and agree that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws that the European Commission or your jurisdiction does not consider to be equivalent to the protections in your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan or this Option to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Option. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that your providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or career with the Company or its parent(s) or subsidiaries will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options under the Plan or other equity awards, or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative. You understand that you have the right to access, and to request a copy of, the Data held about you. You also understand that you have the right to discontinue the collection, processing, or use of your Data, or supplement, correct, or request deletion of your Data. To exercise your rights, you may contact your local human resources representative. You hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this Non-Plan Stock Option Agreement and any other Option or Plan materials by and among, as applicable, the Company and its parent(s) or subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that your consent will be sought and obtained for any processing or transfer of your data for any purpose other than as described in this Non-Plan Stock Option Agreement and any other Plan materials.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this Option and the exercise price per share may be adjusted as described in the Plan.

Applicable Law

This Non-Plan Stock Option Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions) except as required under mandatory provisions of local law.

German Legal Notices	Exchange Control Information

If you remit proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. In addition, you must also report on an annual basis in the unlikely event that you hold Shares exceeding 10% of the total voting capital of the Company.

Securities Disclaimer

Your participation in the Option is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

The Plan and Other Agreements	The portions of the Plan constituting Applicable Plan Provisions are incorporated in this Non-Plan Stock Option Agreement by reference.

Except with respect to any written service, employment, or severance arrangement specifically referencing the accelerated vesting of equity awards, this Non-Plan Stock Option Agreement and the Applicable Plan Provisions constitute the entire understanding between you and the Company regarding this Option. Except as set forth in the preceding sentence, any prior agreements, commitments or negotiations concerning this Option are superseded. This Non-Plan Stock Option Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Non-Plan Stock Option Agreement, you agree to all of the terms and conditions described above and in the Applicable Plan Provisions.